UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) December 5, 2012 athenahealth, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-33689	04-3387530
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

311 Arsenal Street, Watertown, MA	02472
(Address of principal executive offices)	(Zip Code)
Registrant's telephone number, including area code: 617-402-1000

________________________________________________________________________________
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.
On December 5, 2012, athenahealth, Inc. (“athenahealth”) entered into a purchase and sale agreement (“P&S”) with the President and Fellows of Harvard College, a Massachusetts charitable and educational corporation (“Harvard”). Pursuant to the P&S, athenahealth will acquire (i) the real estate commonly known as the Arsenal on the Charles, located in Watertown, Massachusetts, consisting of approximately 29 acres, together with all building improvements and fixtures located thereon and all right, title, and interest in and to the buildings and/or appurtenances belonging to such land; (ii) all tangible personal property owned by Harvard used in the ownership, operation, and maintenance of the real property; (iii) Harvard's interest as landlord in all leases for tenants of the real property; (iv) service, supply, maintenance, utility, and commission agreements, all equipment leases, and all other contracts relating to the property; and (v) any licenses, permits, and other written authorizations necessary or useful for the use, operation, or ownership of the real property (collectively, the “Property”). Subject to the terms and conditions of the P&S, the purchase price for the Property will be $168.5 million. athenahealth has deposited $0.5 million into escrow in connection with the pending transaction, which will be increased to $1 million at the end of the due diligence period. The deposit may be retained by Harvard if applicable closing conditions are satisfied and athenahealth fails to close the transaction. The P&S contains representations, warranties, and covenants of the parties, closing conditions, and termination and other customary provisions.
athenahealth currently leases its headquarters located at 311 Arsenal Street, Watertown, Massachusetts, pursuant to a Lease dated November 8, 2004, as amended, between athenahealth and Harvard. Other than with respect to the Lease, there is no material relationship between athenahealth or any of its affiliates and Harvard.
The foregoing is a summary description of certain terms of the P&S and is qualified in its entirety by reference to the full text of the P&S, which athenahealth intends to file as an exhibit to its Annual Report on Form 10-K for the year ending December 31, 2012.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

athenahealth, Inc.
(Registrant)
December 5, 2012	/s/ TIMOTHY M. ADAMS
Timothy M. Adams
CFO & SVP